Exhibit 11.2

Consent of Alston & Bird LLP

March 23, 2023

We consent to the filing of our opinion letter as an exhibit to the accompanying Offering Statement on Form 1-A of Oconee Financial Corporation. We also consent to the reference to our firm under the headings “Terms of the Offering” and “Legal Matters” in the Offering Circular. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ ALSTON & BIRD LLP

Dallas, Texas